UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2003

THORATEC CORPORATION

(Exact name of registrant as specified in its charter)

California

(State of Other Jurisdiction of Incorporation)

1-8145	94-2340464

(Commission File Number)	(IRS Employer Identification Number)

6035 Stoneridge Drive
Pleasanton, California 94588

(Address of principal executive offices including zip code)

(925) 847-8600

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

EXPLANATORY NOTE

          This Amendment No. 1 to Current Report on Form 8-K/A is filed for the purpose of filing financial statements of Diametrics Medical Inc.’s Intermittent Testing Operations (a business unit of Diametrics Medical, Inc.) required by Item 7 (a) of Form 8-K and the pro forma financial information required by Item 7(b) of Form 8-K.

           Statements made in this Amendment, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Thoratec and ITC’s anticipated financial effects of the acquisition of the Diametric intermittent testing operations business unit and the business unit’s products, customers and business prospects. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Thoratec and ITC’s ability to integrate the intermittent testing operations and its products into ITC and to maintain and develop relationships with existing intermittent testing operations business unit customers, the results of clinical trials, governmental regulatory approval processes, plans to develop and market new products, market acceptance of new products, announcements by our competitors, an intensely competitive market, the ability to improve financial performance, and other risks including those described in Thoratec Corporation’s Annual Report on Form 10-K for the period ended December 28, 2002, filed with the Securities and Exchange Commission (“SEC”) and in Thoratec Corporation’s other reports filed with the SEC.

Item 2. Acquisition or Disposition of Assets

     (a)  On September 29, 2003, International Technidyne Corporation (“ITC”), a subsidiary of Thoratec Corporation (“Thoratec”), completed the acquisition of the assets relating to the intermittent testing business products of Diametrics Medical, Inc. (“Diametrics”), including the IRMA® (Immediate Response Mobile Analysis) point-of-care blood analysis system, pursuant to an Asset Purchase Agreement by and between ITC and Diametrics dated as of July 17, 2003 (the “Agreement”). The assets acquired consisted of equipment, materials and supplies, contracts, licenses, regulatory approvals, accounts receivables, inventory and intellectual property rights relating to the Diametrics intermittent testing business products.

     ITC acquired the assets from Diametrics for approximately $5 million in cash and the assumption of $550,000 of related trade payables. Of the cash purchase price, $758,000 will be held in escrow for 180 days following the closing date to fund indemnification obligations, if any, that may arise. The purchase price was paid out of available cash.

     (b)  Prior to the acquisition, Diametrics used the assets acquired by ITC in the manufacture and sale of Diametrics’ intermittent testing business products. ITC intends to continue the operation of the assets acquired from Diametrics for substantially the same purposes.

     The foregoing description of the acquisition is qualified in its entirety by reference to the full text of the Agreement, Exhibit 2.1 of this Current Report on Form 8-K, which Agreement is filed with Thoratec’s Current Report on Form 8-K filed on July 21, 2003, (File No. 000-49798) and incorporated by reference thereto.

     The acquisition is more fully described in the press release filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 30, 2003, (File No. 000-49798) and incorporated by reference thereto.

Item 7. Financial Statements and Exhibits

(a)	Financial Statements. The financial statements of the business acquired are attached hereto.

(b)	Pro Forma Financial Information. Pro forma financial information is attached hereto.

(c)	Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement by and between International Technidyne Corporation and Diametrics Medical, Inc. dated as of July 17, 2003 (Incorporated by reference to Thoratec’s Current Report on Form 8-K filed on July 21, 2003, (File No. 000-49798)).

99.1	Press Release dated September 30, 2003 (Incorporated by reference to Thoratec’s Current Report on Form 8-K filed on July 21, 2003, (File No. 000-49798)).

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 7, 2003

THORATEC CORPORATION

By:	/s/ M. Wayne Boylston

M. Wayne Boylston
Senior Vice President, Chief Financial Officer
and Secretary

Item 7. (a) Financial Statements and Exhibits

     Diametrics Medical, Inc.’s Intermittent Testing Operations (A Business Unit of Diametrics Medical, Inc.)

Independent Auditors’ Report

The Board of Directors and Shareholders
Diametrics Medical, Inc.:

          We have audited the accompanying statements of assets, liabilities and affiliate investment of Diametrics Medical, Inc.’s Intermittent Testing Operations (a business unit of Diametrics Medical, Inc.) as of December 31, 2002 and 2001, and the related statements of operations and cash flows for each of the years in the two-year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diametrics Medical, Inc.’s Intermittent Testing Operations as of December 31, 2002 and 2001, and the results of its operations and cash flows for each of the years in the two-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Minneapolis, Minnesota
September 30, 2003

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)

Statements of Operations
For the Six-Month Periods Ended June 30, 2003 and 2002
And the Years Ended December 31, 2002 and 2001

	Six Months Ended June 30,
	2003	2002	Years Ended December 31,
	(unaudited)	(unaudited)	2002	2001

Revenue:
Product revenue	$3,594,445	$6,526,736	$10,476,250	$13,858,911
Other revenue	—	—	1,851,858	—

Total revenue	3,594,445	6,526,736	12,328,108	13,858,911
Cost of revenue	2,709,334	5,135,167	10,294,347	11,174,188

Gross profit	885,111	1,391,569	2,033,761	2,684,723
Operating expenses:
Research and development	1,037,332	1,378,515	2,529,764	2,266,749
Selling, general and administrative	1,428,689	827,366	1,746,180	1,693,357
Restructuring and other charges	—	88,176	194,217	—

	2,466,021	2,294,057	4,470,161	3,960,106

Operating loss	(1,580,910)	(902,488)	(2,436,400)	(1,275,383)
Interest expense	(4,212)	(3,820)	(4,022)	(36,267)
Other income (expense), net	(3,781)	2,000	10,100	—

Net loss	$(1,588,903)	$(904,308)	$(2,430,322)	$(1,311,650)

The accompanying notes are an integral part of these financial statements.

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)

Statements of Assets, Liabilities and Affiliate Investment
As of June 30, 2003 and December 31, 2002 and 2001

	June 30,	December 31,
	2003
	(unaudited)	2002	2001

Assets
Current assets:
Accounts receivable, net of allowance for doubtful accounts of $66,000 in 2003, $25,825 in 2002 and $93,820 in 2001	$788,560	$805,940	$2,335,621
Inventories	998,152	1,305,355	1,795,271
Prepaid expenses and other current assets	6,510	64,773	79,889

Total current assets	1,793,222	2,176,068	4,210,781

Property and equipment, net	1,737,942	2,143,075	3,833,471

	$3,531,164	$4,319,143	$8,044,252

Liabilities and Affiliate Investment
Current liabilities:
Accounts payable	$347,535	$508,772	$465,182
Accrued expenses	542,945	529,105	928,299
Deferred credits and revenue	—	—	1,283,333
Capital lease obligations and other borrowings	13,775	9,582	125,396

Total current liabilities	904,255	1,047,459	2,802,210

Long-term liabilities:
Long-term liabilities, excluding current portion	44,725	38,430	—

Total liabilities	948,980	1,085,889	2,802,210

Affiliate investment	2,582,184	3,233,254	5,242,042

Commitments and contingencies (notes 13 and 15)
	$3,531,164	$4,319,143	$8,044,252

The accompanying notes are an integral part of these financial statements.

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)

Statements of Cash Flows
For the Six-Month Periods Ended June 30, 2003 and 2002
And the Years Ended December 31, 2002 and 2001

	Six Months Ended June 30,
	2003	2002	Years ended December 31,
	(unaudited)	(unaudited)	2002	2001

Cash flows from operating activities:
Net loss	$(1,588,903)	$(904,308)	$(2,430,322)	$(1,311,650)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	442,234	714,093	1,379,382	1,343,535
Asset impairments	—	—	721,285	195,000
Loss (gain) on disposal of property and equipment	3,781	—	(10,100)	—
Changes in operating assets and liabilities:
Accounts receivable	17,380	(460,719)	1,529,681	1,329,404
Inventories	307,203	(726,816)	489,916	(440,938)
Prepaid expenses and other current assets	58,263	(112,807)	15,116	8,663
Accounts payable	(161,236)	(34,031)	43,590	(489,528)
Accrued expenses	13,840	(342,419)	(399,194)	85,540
Deferred credits and revenue	—	(803,333)	(1,283,333)	641,453

Net cash provided by (used in) operating activities	(907,438)	(2,670,340)	56,021	1,361,479

Cash flows from investing activities:
Purchases of property and equipment	(21,196)	(199,464)	(364,059)	(840,367)
Proceeds from disposal of property and equipment	—	—	11,900	—

Net cash used in investing activities	(21,196)	(199,464)	(352,159)	(840,367)

Cash flows from financing activities:
Principal payments on borrowings and capital leases	(9,199)	(113,915)	(125,396)	(388,400)
Net proceeds from (payments to) affiliate	937,833	2,983,719	421,534	(132,712)

Net cash provided by (used in) financing activities	928,634	2,869,804	296,138	(521,112)

Net increase (decrease) in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)
NOTES TO FINANCIAL STATEMENTS

(1)  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Overview. Diametrics Medical, Inc.’s (“Diametrics”) intermittent testing operations (“the Company”) is a business unit of Diametrics. The Company manufactures and sells intermittent blood testing products based upon electrochemical sensor technology (which measures electrical signal changes as a result of changes in chemical compounds as they interact with chemicals in the blood), consisting primarily of the IRMA® SL Blood Analysis System (“IRMA System”) and the Blood Analysis Portal measurement module, which the Company co-developed with Philips Medical Systems (“Philips”), a division of Royal Philips Electronics.

     Since its inception in 1990, the Company has developed, manufactured and marketed the IRMA System, a blood analysis system that provides rapid and accurate diagnostic results at the point-of-patient care. The IRMA System features portability and measurement integration, allowing caregivers immediate turnaround of biochemical information from blood samples injected into single use disposable cartridges. Results are viewed, printed, and/or transmitted for blood gases, electrolytes, glucose, blood urea nitrogen and hematocrit. The Company’s Blood Analysis Portal measurement module incorporates the technology of the IRMA System and integrates seamlessly with the Philips’ CMS acute care patient monitoring system and V24/V26 intermediate care patient monitors. Both systems use standard cartridges manufactured by the Company and deliver results in approximately 90 seconds at the patient’s bedside. Complementing both the IRMA System and the Blood Analysis Portal measurement module is the Integrated Data Management System, an advanced software application specially designed to receive, manage and transmit data captured from point-of-care diagnostic instruments. The Integrated Data Management System manages point-of-care test results and information from multiple devices; provides convenient sorting, viewing and analysis capabilities for trending, reporting, and archiving data; and is the central command station for managing the point-of-care diagnostics program.

     The Company does not constitute a separate legal entity. The financial statements of the Company present the operating results and the financial position of the intermittent testing operations of Diametrics. Due to the losses incurred by the Company since its inception, the Company is dependent on Diametrics to fund its working capital needs.

     The financial statements of the Company have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (“SEC”) for inclusion in a Form 8-K to be filed by Thoratec Corporation (“Thoratec”) on behalf of its wholly owned subsidiary, International Technidyne (“ITC”) in connection with ITC’s acquisition of the Company as described in note 14.

     The financial statements have been prepared from the historical accounting records of Diametrics and reflect the application of allocation policies adopted by Diametrics for various costs and activities, as described in note 8. All of the accounting judgments, estimations and allocations in these financial statements are based on assumptions that management believes are reasonable for purposes of preparing the Company’s financial statements. However, these allocations are estimates and are not necessarily indicative of the costs that would have resulted had the Company operated as a stand-alone, separate entity.

     Interim Financial Statements. The statement of assets, liabilities and affiliate investment as of June 30, 2003 and the related statements of operations and cash flows for the six months ended June 30, 2003 and 2002 are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, pursuant to the rules of the SEC. Pursuant to such rules and regulations, certain disclosures normally included for annual financial statements have been condensed or omitted. However, in the opinion of management, the interim financial

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)
NOTES TO FINANCIAL STATEMENTS

statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the interim periods presented. Operating results for these interim periods are not necessarily indicative of results to be expected for the entire year, due to seasonal, operating and other factors.

     Affiliate Investment. Due to the losses incurred by the Company since its inception, the Company is dependent upon Diametrics to fund its working capital needs. All charges and allocations of costs for functions and services provided by Diametrics, as described in note 8, are deemed paid by the Company, in cash, in the period in which the cost is recorded in these financial statements. Diametrics does not charge the Company interest on its investment in the Company.

     Changes in Diametrics’ investment in the Company were as follows:

Balance at December 31, 2000	$6,686,404
Net loss	(1,311,650)
Net advances to Diametrics	(132,712)

Balance at December 31, 2001	5,242,042
Net loss	(2,430,322)
Net advances from Diametrics	421,534

Balance at December 31, 2002	3,233,254
Net loss (unaudited)	(1,588,903)
Net advances from Diametrics (unaudited)	937,833

Balance at June 30, 2003 (unaudited)	$2,582,184

     Concentration of Credit Risk. Financial instruments that may subject the Company to significant concentrations of credit risk consist primarily of trade receivables. The Company’s revenues and related accounts receivable balances from 2001 to 2002 have reflected a concentration of activity with Philips, the Company’s exclusive global distributor from mid 1999 through October 2002 for the Company’s intermittent testing blood analysis systems. With the termination of the Company’s exclusive agreement with Philips effective November 1, 2002, and the resulting expansion of its distribution channels, the Company expects future sales and related accounts receivable balances to reflect a lower concentration of sales to Philips. As of June 30, 2003 and December 31, 2002 and 2001, outstanding accounts receivable with Philips represented 37%, 85% and 99%, respectively, of total outstanding accounts receivable, and revenue from Philips represented 40% and 97% of total revenue for the six months ended June 30, 2003 and 2002, respectively, and 96% for both of the years ended December 31, 2002 and 2001. Creditworthiness and account payment status is routinely monitored and collateral is not required.

     Sources of Supply. The majority of the raw materials and purchased components used to manufacture the Company’s products are readily available. Many of these raw materials and components are purchased from single sources due to technology, price, quality or other considerations. Some of these single-sourced components are manufactured to the Company’s design and specifications. Most of these items, however, may be sourced from other suppliers, often after a requalification process. Sourcing from alternative suppliers in some cases may require product design or software changes to accommodate variations from the original components. In the event that the Company’s supply of critical raw materials or components was interrupted due to the time required to requalify materials or components or modify product designs, the Company’s ability to manufacture the related product in desired quantities and in a

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)
NOTES TO FINANCIAL STATEMENTS

timely manner could be adversely affected. The Company attempts to mitigate these risks by working closely with key suppliers to coordinate product plans and the transition to replacement components for obsolete parts.

     Inventories. Inventories are stated at the lower of cost or market (“LCM”) using the first-in, first-out method. Adjustments to inventory value for slow moving and obsolete inventories are recorded based upon current and expected future product sales and the expected impact of product transitions or modifications. Primarily as a result of the termination of the Company’s exclusive distribution agreement with Philips and changes in the Company’s distribution relationships and methods, LCM adjustments were recorded in 2002 for estimated excess instrument component inventory of approximately $936,000. The LCM adjustment amount was based upon an assessment of the amount of instrument inventory available to the Company relative to projected demand.

     Impairment of Long-Lived Assets. Long-lived assets consist of property and equipment and purchased software. The Company reviews its long-lived assets for impairment whenever events or business circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company’s assessment in 2002 of the carrying value of it long-lived assets resulted in approximately $721,000 of noncash charges for the write-down of capitalized costs of purchased software to be sold due to the redesign of the majority of the software code during the last half of 2002 and the disposal of cartridge production equipment due primarily to production line upgrades.

     Property and Equipment. Property and equipment and purchased software are recorded at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives of 2 to 7 years for equipment and furniture and the term of the underlying lease for leasehold improvements. Costs of computer software to be sold are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86 “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed,” and are amortized over a three-year estimated product life pro-ratably with projected sales over that period. Maintenance and repairs are expensed as incurred.

     Revenue Recognition. The Company recognizes revenue upon its shipment of product to its distributors and direct customers or, in the case of trial instruments placed directly with customers, upon the customer’s acceptance of the product. The Company’s sales terms to its distributors and direct customers provide no right of return outside of the Company’s standard warranty policy discussed below under “Product Warranty,” and payment terms consistent with industry standards apply. Sales terms and pricing extended to the Company’s distributors and direct customers are governed by the respective distribution agreements and contracts, together with binding purchase orders for each transaction. The majority of the Company’s sales from November 1999 (after the inception of the Company’s distribution partnership with Philips) through 2002 have been to Philips, totaling 96% of total sales for both of the years ended December 31, 2001 and 2002, 97% for the six months ended June 30, 2002, and declining to 40% for the six months ended June 30, 2003, as a result of the termination of the exclusive distribution agreement effective November 1, 2002. See note 8 for a discussion of the content of “Other revenue” included in the Company’s Statements of Operations for the year ended December 31, 2002.

     Research and Development. Research and development costs relate to hardware and software development and enhancements to existing products. All such costs are expensed as incurred, with the exception of software costs incurred after the technological feasibility of a software product to be sold has been established. Such software costs are capitalized and amortized in accordance with SFAS 86, discussed

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)
NOTES TO FINANCIAL STATEMENTS

under “Property and Equipment” above. Research and development funds earned by the Company under the Philips exclusive agreement (which ceased with the termination of that agreement effective November 1, 2002), were recorded as a reduction of the development costs incurred, and totaled $1.2 million and $1.6 million for the years ended December 31, 2002 and 2001, respectively, and $720,000 for the six months ended June 30, 2002. No research and development funding was realized during the six months ended June 30, 2003.

     Product Warranty. The Company, in general, warrants its new hardware and operating system software products to be free from defects in material and workmanship under normal use and service for a period of eighteen months after date of shipment in the case of distributors, and one year after date of sale in the case of end-user customers. The Company warrants its disposable products to be free from defects in material and workmanship under normal use until its stated expiration date. Under the terms of these warranties, the Company is obligated to repair or replace the products it deems to be defective due to material or workmanship. Provisions are made for the estimated cost of maintaining product warranties for the hardware, software and disposable products based on an estimated average per unit repair or replacement cost applied to the estimated number of units under warranty. The estimated average per unit repair or replacement cost reflects historical warranty incidence over the preceding twelve-month period. Evaluation of the reserve also includes consideration of other factors, including sales levels and types of warranty claims received. While warranty claims have not been material to the Company’s financial statements, the warranty reserve is evaluated on a quarterly basis to ensure its adequacy. Warranty provisions and claims for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002 and 2001, are summarized as follows:

	Balance at			Balance at
	beginning of	Warranty	Warranty	end of
	period	provisions	claims	period

Six months ended:
2003 (unaudited)	$30,000	$23,760	$(23,760)	$30,000
2002 (unaudited)	30,000	15,047	(15,047)	30,000
Year ended:
2002	$30,000	$26,353	$(26,353)	$30,000
2001	30,000	34,172	(34,172)	30,000
2000	30,000	34,597	(34,597)	30,000

     Income Taxes. The Company does not file separate federal or state income tax returns as Diametrics files consolidated tax returns that include the operations of the Company. The Company has recorded its federal and state current income tax provision on a stand-alone basis as if the Company files separate tax returns. The Company records a current provision for income taxes based upon amounts payable or refundable. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Due to historical net losses of the Company, a valuation allowance is established to offset the deferred tax asset.

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)
NOTES TO FINANCIAL STATEMENTS

     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s significant estimates primarily relate to the assessment of the required accounts receivable allowance for doubtful accounts, inventory valuation LCM adjustments and the fair value of long-lived assets. Additionally, significant estimates include the allocation to the Company of its share of certain selling, general and administrative costs incurred by Diametrics (as discussed in note 8). Actual results could differ from those estimates.

     Stock Based Compensation. The Company participates in the stock-based incentive compensation plans of Diametrics. The Company accounts for its participation in those stock-based compensation plans using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” and related pronouncements. No compensation expense related to employees’ stock incentives has been recognized in the financial statements as all options granted under stock incentive plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Under SFAS No. 123, “Accounting for Stock-Based Compensation,” entities are required to recognize as expense over the vesting period the fair value of all stock based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income (loss) disclosures for employee stock option grants as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB 25 and provide the pro forma disclosures required by SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and related interpretations.

Had the Company’s share of the compensation expense for Diametrics’ stock incentive plans been determined based on the fair value of the awards on the date of grant, consistent with the provisions of SFAS No. 123, the Company’s net loss per share would have increased to the pro forma amounts indicated below:

	Six months ended June 30,
	2003	2002	Years ended December 31,
	(unaudited)	(unaudited)	2002	2001

Actual net loss	$(1,588,903)	$(904,308)	$(2,430,322)	$(1,707,236)
Pro forma stock-based compensation	(375,969)	(502,165)	(1,004,329)	(770,194)

Pro forma net loss	$(1,964,872)	$(1,406,473)	$(3,434,651)	$(2,477,430)

     The Company has computed the fair value of shares issuable under Diametrics’ employee stock incentive plans using the Black Scholes option-pricing model with the following assumptions:

	Six months ended June 30,		Years ended December 31,
	2003	2002	2002	2001

Risk-free interest rate	2.30%	3.76%	3.76%	4.56%
Expected lives	5 years	5 years	5 years	5 years
Expected volatility	97.50%	91.50%	91.5%	85.2%
Expected dividend yield	0%	0%	0%	0%

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)
NOTES TO FINANCIAL STATEMENTS

     New Accounting Pronouncements. In November 2002, the Emerging Issues Task Force (“EITF”) finalized its tentative consensus on EITF Issue 00-21, “Revenue Arrangements with Multiple Deliverables,” which provides guidance on the measurement and allocation of revenue from sales undertakings to deliver more than one product or service. The Company adopted the provisions of EITF 00-21 effective July 1, 2003. Sales of the Company’s hardware and disposable cartridges are priced and sold separately and have readily determined fair market values based upon sales histories of these products. As such, the hardware and disposable cartridges have stand-alone value to the customer. Sales to distributors and existing end-user customers are specifically priced for each product and have no right of return, except for standard warranty provisions. Revenue for these customers is recognized upon shipment of the products. As the Company implements its new sales distribution model, sales to new direct end-user customers will become a significant portion of total sales. Sales to these customers are similar to other sales, except these customers may require training on the products. This usually occurs during a product evaluation period completed prior to the customer making the purchase. Revenue for these sales transactions is recognized when the purchase is made at the end of the evaluation period. In the event more than an insignificant amount of post-sales training is required as part of the sale to an end-user customer, the Company will defer the greater of the relative fair value of that training or any contingent payments until the training is completed in accordance with EITF 00-21. Completion of the training is probable and under the Company’s control, so it should not result in a delay in the timing of revenue recognition for the hardware or disposable cartridges. Further, the relative fair value of the training bundled with a sales transaction can be readily determined based on prices charged to customers in sale transactions where service is not bundled. As the Company implements its new sales distribution model and expands its sales to new direct end-user customers, the impact of applying EITF 00-21 will become more evident, but the Company does not expect the application of EITF 00-21 to have a significant impact on its financial statements.

     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not expect the adoption of SFAS No. 149 to have a significant impact on its financial statements.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. For example, the Statement requires liability classification for a financial instrument issued in the form of shares that are mandatorily redeemable, e.g., includes an unconditional obligation requiring the issuer to redeem it by transferring its assets at a specified or determinable date or dates or upon an event that is certain to occur. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has evaluated the impact of the adoption of SFAS No. 150, and has concluded that it did not have an effect on its financial statements included in this report.

(2) LIQUIDITY

     Due to recurring losses incurred by the Company since its inception, the Company is dependent upon Diametrics for partial funding of its working capital requirements. Diametrics, however, has insufficient liquidity to fund the Company’s operations over the long term. The report of Diametrics’ independent auditors pertaining to Diametrics’ consolidated financial statements for the year ended

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)
NOTES TO FINANCIAL STATEMENTS

December 31, 2002 contained an explanatory paragraph expressing substantial doubt about Diametrics’ ability to continue as a going concern as a result of negative working capital at December 31, 2002, recurring losses and negative cash flows.

     On July 18, 2003, Diametrics announced that it had entered into an asset purchase agreement with ITC, a wholly owned subsidiary of Thoratec, whereby ITC will acquire substantially all of the assets used in the operation of Diametrics’ intermittent testing operations, as further discussed under note 14, “Subsequent Event.” Pursuant to the terms of the agreement, ITC will pay Diametrics approximately $5.2 million in cash, which may be adjusted downward if any purchase price adjustments are required, and assume certain liabilities, including up to $550,000 in trade payables. Of the $5.2 million cash payment, $780,000 will be placed in escrow by ITC for 180 days after the closing of the transaction to cover any shortfall in collected receivables or any indemnification claims. The asset sale was approved by Diametrics’ shareholders effective September 19, 2003, and the sale was completed September 29, 2003.

(3) INVENTORIES

	June 30,
	2003	December 31,
	(unaudited)	2002	2001

Raw materials	$451,686	$413,228	$818,578
Work-in-process	237,254	285,644	490,815
Finished goods	309,212	606,483	485,878

	$998,152	$1,305,355	$1,795,271

(4) PROPERTY AND EQUIPMENT

	December 31,
	2002	2001

Manufacturing equipment	$6,074,231	$6,085,353
Laboratory fixtures and equipment	1,499,646	1,367,109
Data equipment and furniture	3,218,436	3,218,209
Leasehold improvements	2,853,261	2,838,822
Purchased software	647,963	1,212,593
Tooling	1,947,977	1,958,584
Demonstration instruments	224,386	203,263
Equipment-in-progress	416,715	847,196

	16,882,615	17,731,129
Less accumulated depreciation and amortization	(14,739,540)	(13,897,658)

	$2,143,075	$3,833,471

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)
NOTES TO FINANCIAL STATEMENTS

(5) ACCRUED EXPENSES

	December 31,
	2002	2001

Employee compensation	$396,442	$736,185
Other	132,663	192,114

	$529,105	$928,299

(6) DEFERRED CREDITS AND REVENUE

	December 31,
	2002	2001

Deferred research and development funding	$—	$1,200,000
Other deferred	—	83,333

	$—	$1,283,333

     The Company’s exclusive distribution agreement with Philips provided for prepaid funding of research and development costs through October 31, 2002. These prepayments were recognized over the periods earned.

(7) INCOME TAXES

     The Company has incurred net operating losses since inception. The Company has not reflected any benefit of such net operating loss carryforwards in the accompanying financial statements. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows at December 31:

	2002	2001

Tax credits	$1,490,000	$1,386,000
Federal net operating loss carryforward	41,512,000	40,611,000
Deferred revenue	—	475,000
Fixed asset depreciation	544,000	311,000
Inventory reserve	373,000	42,000
Accrued expenses	114,000	199,000
Other differences	10,000	35,000
Valuation allowance	(44,043,000)	(43,059,000)

Net deferred tax asset	$—	$—

     The provision for income taxes differs from the expected tax expense, computed by applying the federal corporate rate of 34% to earnings before income taxes as follows:

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)
NOTES TO FINANCIAL STATEMENTS

	2002	2001	2000

Expected federal benefit	$(826,000)	$(446,000)	$(761,000)
State tax, net of federal benefit	(78,000)	(35,000)	(67,000)
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	—	(4,000)	(200,000)
Other, net	(80,000)	(90,000)	(37,000)
Increase in valuation allowance	984,000	575,000	1,065,000

	$—	$—	$—

(8) RELATED PARTY TRANSACTIONS

     The Company is the primary operation of Diametrics’ U.S. entity located in Roseville, Minnesota, along with Diametrics’ corporate headquarters. Diametrics’ continuous monitoring business is the primary operation of its wholly-owned subsidiary located in the United Kingdom. Due to this separation, the majority of the costs and expenses attributable to the intermittent testing operations are specific, direct costs associated with that business, including manufacturing, research and development and product marketing and support. Costs of the U.S. sales organization, which sells both product lines, have been allocated based upon the estimated level of effort applied to sell the respective product lines. Diametrics provides common general and administrative services to the Company. These administrative costs include salaries and general overhead costs supporting Diametrics’ general and administrative personnel, which have been allocated to the Company based upon the estimated relative level of support provided. While the costs allocated to the Company are estimated to be the costs that the Company would incur on a stand-alone basis, these costs are not necessarily indicative of the costs that would have been incurred had the Company operated as a stand-alone business.

     Diametrics’ exclusive global distribution agreement with Philips for sale of the Company’s intermittent testing blood analysis systems ended effective November 1, 2002, and provided for minimum annual purchase amounts, market development commitments and research and development funding through October 31, 2002. As provided for under the terms of that agreement, Philips maintains a nonexclusive right to sell the Company’s disposable cartridges and related accessories to its existing customer base through October 31, 2004. Philips also has a nonexclusive right through October 31, 2004 to distribute the Company’s Blood Analysis Portal measurement module as a component of Philips’ Blood Analysis Portal System. In connection with the termination of the exclusive agreement, Philips elected to make a cash payment to Diametrics in 2002 of approximately $2.7 million in lieu of minimum product purchase requirements. This payment was not specifically attributable to products. Therefore, the $2.7 million was allocated between Diametrics’ intermittent testing and continuous monitoring business units based upon the relative ratio of products purchased by Philips year-to-date in 2002, resulting in the allocation of approximately $1.9 million to the Company. This payment is reflected as “Other revenue” on the Company’s Statement of Operations for the year ended December 31, 2002. Additionally, as a result of the change in its relationship with Philips and changes in its distribution relationships and methods, the Company recognized charges to cost of revenue in 2002 of approximately $936,000 for excess instrument component inventory. This charge was based on an assessment of the amount of completed hardware products in finished goods inventory or otherwise expected to be available to the Company from other sources relative to projected sales requirements. Sales to Philips, including non product sales, were approximately $11.8 million and $13.3 million for the years ended December 31, 2002 and 2001, respectively, and $1.4 million and $6.3 million during the six months ended June 30, 2003 and June 30,

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)
NOTES TO FINANCIAL STATEMENTS

2002, respectively. Outstanding accounts receivable with Philips represented 37%, 85% and 99% of the Company’s total outstanding accounts receivable as of June 30, 2003, December 31, 2002 and December 31, 2001, respectively.

(9) COMPENSATION AGREEMENTS

     Certain of the Company’s employees are covered under retention agreements sponsored by Diametrics. The retention agreements, which became effective August 1, 2002, provide for a cash bonus and grants of Diametrics’ restricted stock for certain key employees who remain employed by Diametrics for at least one year from the plan’s effective date. Participating employees of the Company received 85,692 shares of restricted stock and are eligible for cash bonuses totaling $114,645. The cash bonuses were fully paid to employees in early October 2003. The restricted stock vests over a 24-month period, with 50% vesting after 12 months and pro rata vesting of shares over the remaining 12 months. Under the terms of the retention agreement, in the event of involuntary termination of employment from Diametrics (such as the transfer of employees to ITC/Thoratec), 50% of the shares vest if termination occurs prior to August 1, 2003, and a pro rata portion of shares vest for each full month of employment if termination occurs on or after August 1, 2003. The retention agreement requires cancellation of remaining unvested shares. The sale of the Company to ITC was completed on September 29, 2003. Accordingly, under the terms of the retention agreement, 46,417 of the restricted shares granted to participating employees of the Company were fully vested as of September 29, 2003, and the remaining 39,275 unvested restricted shares were cancelled.

(10) EMPLOYEE BENEFIT PLANS

     The Company participates in various employee benefit plans sponsored by Diametrics, including a 401(k) savings plan and an employee stock purchase plan. Diametrics’ 401(k) savings plan is available to U.S. employees who meet certain age and service requirements, and employees may contribute up to 20 percent of their salaries to the plan on a pre-tax basis. Based upon the discretion of Diametrics, the Company may be required to match employee contributions $.50 for each $1.00 contributed by an employee up to a maximum company contribution of $1,000 per year. The employee stock purchase plan enables all employees, after an initial 90-day waiting period, to contribute up to 10 percent of their wages toward the purchase of Diametrics’ common stock at 85 percent of the lower of fair market value for such shares on the first or last business day of each quarter.

(11) RESTRUCTURING AND OTHER CHARGES

     During 2002, the Company implemented operational changes intended to better align its resources with its evolving strategy, improve efficiency, achieve a more competitive cost structure and contain costs. These changes involved work force reductions impacting 18 employees (eight in manufacturing, nine in research and development and one in general and administration). Charges associated with the work force reductions consisted primarily of severance and related costs amounting to $194,217, accrued during the second and third quarters of 2002. The Company paid the full amount of these costs during 2002.

(12) BUSINESS SEGMENT INFORMATION

     Information regarding the Company’s operations in different geographies for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002 and 2001 is as follows:

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)
NOTES TO FINANCIAL STATEMENTS

	Six months ended June 30,
	2003	2002	Years ended December 31,
	(unaudited)	(unaudited)	2002	2001

Sales to unaffiliated customers
Germany	414,484	4,939,594	$7,037,110	$10,517,669
United States	1,987,642	1,587,142	5,169,012	3,309,244
Japan	137,578	—	—	—
China	603,625	—	—	—
All other foreign countries	451,116	—	121,986	31,998

	$3,594,445	$6,526,736	$12,328,108	$13,858,911

     Sales attributed to geographic areas are based upon customer location. All long-lived assets of the Company consist of property and equipment located at the Company’s facility in Roseville, Minnesota.

     Sales to Philips represented 40% and 97% of total net sales for the six months ended June 30, 2003 and 2002, and 96% for both of the years ended December 31, 2002 and 2001, respectively.

(13) COMMITMENTS

     The Company leases its facilities under non-cancelable operating lease arrangements expiring during the first quarter of 2004. The rental payments under these leases are charged to expense as incurred. Total rent expense included in the accompanying statements of operations was approximately $197,000 and $191,000 for the six months ended June 30, 2003 and 2002, respectively, and $387,000 and $414,000 for the years ended December 31, 2002 and 2001, respectively.

     The following is a schedule of future minimum rental payments, excluding property taxes and other operating expenses, required under all non-cancelable operating leases:

Year ending December 31:
2003	$365,516
2004	61,974

Total minimum lease payments	$427,490

(14) SUBSEQUENT EVENT

     On September 29, 2003, Diametrics sold substantially all of the assets used in the operation of the Company to ITC, a wholly owned subsidiary of Thoratec. As part of the sale transaction, ITC also assumed $550,000 in trade payables generated by the Company and certain operating leases and other contractual obligations. At the date of sale, assets sold to less liabilities assumed by ITC had a net book value of approximately $2.5 million. In consideration for the acquisition of assets, ITC paid Diametrics $4,420,000 at the closing of the sale transaction, and placed an additional $780,000 in escrow for 180 days after the closing to cover any shortfall in collected receivables or any indemnification claims. Immediately prior to the sale, no material relationship existed between Diametrics and ITC/Thoratec, any director or officer of ITC/Thoratec or any associate of any director or officer.

(15) LEGAL PROCEEDINGS

Diametrics Medical, Inc.’s Intermittent Testing Operations
(A Business Unit of Diametrics Medical, Inc.)
NOTES TO FINANCIAL STATEMENTS

     There are no legal proceedings pending, threatened against or involving the Company, which, in the opinion of management, will have a material adverse effect upon results of operations or financial condition.

Item 7. (b) Pro Forma Financial Information

UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL STATEMENT OVERVIEW

     On September 29, 2003, International Technidyne Corporation (“ITC”), a subsidiary of Thoratec Corporation (“Thoratec”), completed the acquisition of certain assets relating to the intermittent testing business products of Diametrics Medical, Inc. (“Diametrics”), including the IRMA® (Immediate Response Mobile Analysis) point-of-care blood analysis system, pursuant to an Asset Purchase Agreement by and between ITC and Diametrics dated as of July 17, 2003 (the “Agreement”). The assets acquired consisted of equipment, materials and supplies, contracts, licenses, regulatory approvals, accounts receivables, inventory and intellectual property rights relating to the Diametrics intermittent testing business products.

     The pro forma adjustments are based upon available information and assumptions that Thoratec believes are reasonable. The pro forma information has been prepared based upon a preliminary allocation of the purchase price for the above transaction. A determination of the fair value of the underlying assets acquired and liabilities assumed is in process and could result in material changes to the pro forma information included herein. It is expected that a portion of the purchase price will be allocated to in-process research and development, which will be expensed at the acquisition date. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of Thoratec after the acquisition or of the financial position or results of operations of Thoratec that would have actually occurred had the acquisition been effected as of the dates described below.

     The following tables set forth certain historical financial information of Thoratec and Diametrics and pro forma adjustments to show the effect of the acquisition as if it had occurred on December 30, 2001. The unaudited pro forma combined condensed balance sheets combine the consolidated balance sheet of Thoratec as of June 28, 2003 and the balance sheet of the intermittent testing business of Diametrics as of June 30, 2003. The accompanying unaudited pro forma combined condensed statements of operations present the consolidated results of operations of Thoratec for the fiscal year ended December 28, 2002 and the six months ended June 28, 2003 combined with the results of operations of the intermittent testing business of Diametrics for the year ended December 31, 2002 and the six months ended June 30, 2003.

     The unaudited pro forma combined condensed financial information should be read in conjunction with the audited consolidated financial statements and related notes of Thoratec and Diametrics incorporated by reference into this report or found elsewhere in this report.

THORATEC CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF JUNE 28, 2003
(in thousands except per share amounts)

		Diametrics
		Intermittent	Pro Forma			Combined
	Thoratec	Testing Business	Adjustments			Pro Forma

Current assets:
Cash and cash equivalents	$57,545	$—	$(5,200)	(a	)	$52,345
Receivables, net	26,433	789				27,222
Inventories	37,409	998				38,407
Deferred tax asset	11,546	—	1,300	(b	)	12,846
Prepaid expenses and other assets	2,772	6	(6)	(c	)	2,772

Total current assets	135,705	1,793	(3,906)			133,592

Property, plant and equipment, net	24,808	1,738	(347)	(d	)	26,199
Long-term available-for-sale investments	31,731	—				31,731
Goodwill	96,492	—				96,492
Purchased intangible assets	178,235	—	1,034	(e	)	179,269
Long-term deferred tax asset	3,242	—				3,242
Other assets	1,056	—				1,056

Total Assets	$471,269	$3,531	$(3,219)			$471,581

Current liabilities:
Accounts payable	$5,207	$347	$500			$6,054
Accrued compensation	5,939					5,939
Estimated liabilities for warranty, legal and other	1,411	—				1,411
Other accrued liabilities	3,193	543	(543)	(f	)	3,193
Capital lease obligations and other borrowings	—	14	(14)	(g	)	—

Total current liabilities	15,750	904	(57)			16,597

Long-term deferred tax liability and other	73,001	45	(45)	(h	)	73,001

Total Liabilities	88,751	949	(102)			89,598

Affiliate Investment	—	2,582	(2,582)	(i	)	—
Commitments
Shareholders’ equity:
Common shares	415,330	—				415,330
Deferred compensation	(3,136)	—				(3,136)
Accumulated deficit	(29,972)	—	(535)	(j	)	(30,507)
Accumulated other comprehensive income:		—
Unrealized gain on investments	149	—				149
Cumulative translation adjustments	147	—				147

Total accumulated other comprehensive income (loss)	296	—				296

Total Shareholders’ Equity	382,518	—	(1,835)			381,983

Total Liabilities and Shareholders’ Equity	$471,269	$3,531	$(4,519)			$471,581

See notes to unaudited pro forma combined condensed financial statements.

THORATEC CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 28, 2002

		Diametrics
		Intermittent
		Testing	Pro Forma			Combined
	Thoratec	Business	Adjustments			Pro Forma

Product sales	$130,844	$12,328	$			$143,172
Cost of product sales	55,124	10,294	(738)	(k	)	64,680

Gross profit	75,720	2,034	738			78,492

Operating expenses:
Selling, general and administrative	37,413	1,746	(21)	(k	)	39,138
Research and development	25,251	2,530	(170)	(k	)	27,611
Amortization of purchased intangible assets	12,384	—	111	(l	)	12,495
Merger, restructuring and other costs	1,409	194				1,603

Total operating expenses	76,457	4,470	(80)			80,847

Income (loss) from operations	(737)	(2,436)	818			(2,355)
Interest and other income - net	1,631	6				1,637

Income (loss) before taxes and extraordinary item	894	(2,430)	818			(718)
Income tax expense (benefit)	383	—	(750)	(m	)	(367)

Net income (loss)	$511	$(2,430)	$1,568			$(351)

Basic and diluted earnings (loss) per share	$0.01					$(0.01)

Shares used to compute earnings (loss) per share:
Basic	56,184					56,184
Diluted	56,762					56,762

See notes to unaudited pro forma combined condensed financial statements.

THORATEC CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 28, 2003

		Diametrics
		Intermittent	Pro Forma			Combined
	Thoratec	Testing Business	Adjustments			Pro Forma

Product sales	$72,218	$3,594	$			$75,812
Cost of product sales	29,542	2,709	(406)	(n	)	31,845

Gross profit	42,676	885	406			43,967

Operating expenses:
Selling, general and administrative	21,229	1,429	(15)	(n	)	22,643
Research and development	12,539	1,037	(367)	(n	)	13,209
Amortization of purchased intangible assets	6,192	—	55	(o	)	6,247
Merger, restructuring and other costs	(124)	—				(124)

Total operating expenses	39,836	2,466	(327)			41,975

Income (loss) from operations	2,840	(1,581)	733			1,992
Interest and other income - net	1,160	(8)				1,152

Income (loss) before taxes and extraordinary item	4,000	(1,589)	733			3,144
Income tax expense (benefit)	1,560	—	(550)	(p	)	1,010

Net income (loss)	$2,440	$(1,589)	$1,283			$2,134

Basic and diluted earnings (loss) per share	$0.04					$0.04

Shares used to compute earnings (loss) per share:
Basic	55,226					55,226
Diluted	56,240					56,240

See notes to unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

     On September 29, 2003 (the “Closing Date”), International Technidyne Corporation (“ITC”), a subsidiary of Thoratec Corporation (“Thoratec”) acquired the assets relating to the intermittent testing business products of Diametrics Medical, Inc. (“Diametrics”), including the IRMA® (Immediate Response Mobile Analysis) point-of-care blood analysis system, pursuant to an asset purchase agreement by and between ITC and Diametrics (the “Acquisition”). The assets acquired consisted of equipment, materials and supplies, contracts, licenses, regulatory approvals, accounts receivables, inventory and intellectual property rights relating to the Diametrics intermittent testing business products.

     The pro forma adjustments are based upon available information and assumptions that Thoratec believes are reasonable. The pro forma information has been prepared based upon a preliminary allocation of the purchase price for the above transaction. A determination of the fair value of the underlying assets acquired and liabilities assumed is in process and could result in material changes to the pro forma information included herein. It is expected that a portion of the purchase price will be allocated to in-process research and development, which will be expensed at the acquisition date. The unaudited pro forma combined condensed balance sheets and statements of operations are not necessarily indicative of the financial position and operation results that would have been achieved had the Acquisition been completed as of the beginning of the earliest periods presented. They should not be construed as being a representation of the financial position or future operating results of the combined companies. In addition, the unaudited pro forma combined condensed financial information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any restructuring or merger related costs, or any potential cost savings or other synergies that management expects to realize as a result of the acquisition.

     The effects of the Acquisition have been presented using the purchase method of accounting, in accordance with accounting principles generally accepted in the United States of America. The fair values of Diametrics’s net assets have been estimated using current available information for the purpose of allocating the purchase price of the acquisition of Diametrics and determining the pro forma effect of the acquisition on the combined financial statements. The estimated purchase price of $5.7 million has been assigned to the tangible and intangible assets acquired and liabilities assumed as follows (in thousands):

Purchase price:
Cash	$5,200
Transaction costs	500

Total purchase price	$5,700

Allocation of purchase price:
Tangible assets acquired (primarily receivables, inventory, and property, plant and equipment)	$3,855
Intangible assets acquired:
Patents, trademarks and tradenames, and purchased technology	2,192
Liabilities assumed	(347)

Total	$5,700

2.	Adjustments to Unaudited Pro Forma Combined Condensed Financial Statements

     The adjustments to the unaudited pro forma combined condensed balance sheet of Thoratec as of June 28, 2003 and the pro forma combined condensed statements of operations of Thoratec for the fiscal year ended December 28, 2002 and the six months ended June 28, 2003 in connection with the Acquisition are presented below:

(a)  Adjustment to cash and cash equivalents:

               To reflect the payment of cash related to the Acquisition

(b)  Adjustment to current deferred tax asset:

               To adjust current deferred tax asset for effect of the Acquisition.

(c)  Adjustment to prepaid expenses and other assets:

               To eliminate prepaid expenses and other assets not acquired in the Acquisition.

(d)  Adjustment to property, plant and equipment, net:

               To adjust property, plant and equipment to estimated fair value

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
STATEMENTS – (CONTINUED)

(e) Adjustment to purchased intangible assets:
Record other intangible assets – 7 to 17 year lives

(f) Adjustment to other accrued liabilities:
To eliminate other accrued liabilities not acquired in the Acquisition.

(g) Adjustment to capital lease obligations and other borrowings:
To eliminate capital lease obligations and other borrowings not acquired in the Acquisition.

(h) Adjustment to long-term deferred tax liability and other:
To eliminate other long-term liabilities not acquired in the Acquisition.

(i) Adjustment to affiliate investment:
To eliminate affiliate investment not acquired in Acquisition

(j) Adjustment to accumulated deficit:
Adjustment to record estimated in-process research and development	$(992)
Adjustment to record depreciation and amortization on assets acquired in Acquisition	$(843)
Adjustment to record tax benefit from effect of the Acquisition	$1,300

$(535)

(k) Adjustment to allocate depreciation expense related to the fair value adjustment of property, plant and equipment for the year ended December 28, 2002:

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
STATEMENTS – (CONTINUED)

(l) Adjustment to amortization of purchased intangible assets for the year ended December 28, 2002:
Amortization of purchased intangible assets (amortization periods of 7 to 17 years)

(m) Adjustment to provision (benefit) for income taxes for the year ended December 28, 2002:
To adjust income tax expense (benefit) for effect of the Acquisition.

(n) Adjustment to allocate depreciation expense related to the fair value adjustment of property, plant and equipment for the six months ended June 28, 2003:

(o) Adjustment to amortization of purchased intangible assets for the six months ended June 28, 2003:
Amortization of purchased intangible assets (amortization periods of 7 to 17 years)

(p) Adjustment to provision (benefit) for income taxes for the six months ended June 28, 2003:
To adjust income tax expense for the effect of the Acquisition.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement by and between International Technidyne Corporation and Diametrics Medical, Inc. dated as of July 17, 2003 (Incorporated by reference to Thoratec’s Current Report on Form 8-K filed on July 21, 2003, (File No. 000-49798))

23.1	Independent Auditors’ Consent from KPMG LLP

99.1	Press Release dated September 30, 2003 (Incorporated by reference to Thoratec’s Current Report on Form 8-K filed on July 21, 2003, (File No. 000-49798))